Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, made as of the first day of June, 2004, by and between TEXAS INDUSTRIES, INC., a Delaware corporation (hereinafter referred to as the “Company”), and MEL G. BREKHUS (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employee has been elected to the position of President and Chief Executive Officer of the Company and as a member of its Board of Directors; and

WHEREAS, the Company is desirous of insuring the retention of Employee’s services, on the terms and conditions herein set forth, and Employee is willing to render such services:

NOW, THEREFORE, the Company and the Employee, in consideration of the premises and promises each to the other herein contained, have agreed and do hereby agree and covenant as follows:

1.	Services

The Company agrees to employ the Employee as an executive of the Company, during the three (3) consecutive fiscal year periods of the Company ending May 31, 2007 (the “term” hereof), and the Employee agrees to serve the Company in such capacity during such term. Employee agrees to devote all of his time and attention during normal business hours during such term to the business and affairs of the Company, its subsidiaries and affiliates; to serve as a Director of the Company and/or one or more of its subsidiaries or affiliates if elected as such and to hold the offices with the Company and/or its subsidiaries or affiliates to which, from time to time, he may be elected or appointed during said period. Employee shall have the duties and responsibilities normally appurtenant to the office of the President and Chief Executive Officer.

Employee agrees not to engage in any line of work or endeavor which might detract from his full attention to his duties hereunder, without obtaining in any such case the prior approval of the Directors of the Company.

2.	Compensation

(a) During the term hereof, the Company agrees to compensate Employee for his services as follows:

(i) Base Annual Compensation. Employee shall receive a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per annum payable in periodic installments in accordance with the Company’s payment practices and procedures.

(ii) Incentive Compensation. Employee shall participate in the Company’s Annual and Three-Year Incentive Plans as established from time to time by the Compensation Committee of the Board of Directors and approved by the Board of Directors.

(iii) Participation in Equity and Non-Equity Plans. Employee shall participate in any plan established by the Company to permit employees to participate in the appreciation in value of the common stock of the Company and will receive an initial share appreciation right grant (SAR) in the amount of 100,000 units pursuant to the terms of the Company’s SAR Agreement. In the event that Employee shall cease to be an employee of the Company but continues as a Director, Employee shall continue to participate in such equity or non-equity plan in which Employee participates at the cessation of employment on the same terms and conditions.

(iv) Deferral of Payment of Incentive-Based Compensation. In the event that Employee’s base annual compensation and incentive compensation earned during any one fiscal year is greater than $900,000.00, the Board of Directors may, in its sole discretion upon recommendation by the Compensation Committee, defer payment of such amount in excess of $900,000.00 until termination of Employee’s employment (whether or not such termination occurs during or subsequent to the term of this Agreement), and such excess amount shall be distributed to Employee in three (3) equal annual installments with the first installment being made one (1) month after such termination of employment. All amounts deferred hereunder shall be assumed to be invested in the common stock of the Company at a price equal to the mean between the high and low sales prices of a share of common stock of the Company on the New York Stock Exchange (“fair market value”) during the period the amount is deferred. During such deferral period, the account shall be credited with all applicable stock dividends, and cash dividends shall be credited to such account in the form of common stock of the Company at a value equal to the fair market value of the stock on the date of payment of such dividend. Shares of the common stock of the Company credited to the account shall be adjusted to reflect any increase or decrease in the number of shares outstanding as a result of stock split-ups, combination of shares, recapitalizations, mergers or consolidations.

(b) Nothing in this Agreement is intended to prevent or limit the right of Employee to participate or share in any group life, health or similar insurance program or any retirement, pension plan or other benefit program properly established for the benefit of employees of the Company. Nor shall anything in this Agreement prevent the Company from increasing the compensation to be paid Employee for his services hereunder in the event the Board of Directors shall deem it advisable to do so in order to fully compensate Employee for such services, but nothing herein contained shall obligate the Company to make any such increases.

3.	Early Termination

(a) In the event of the consummation, during the term of this Agreement, of any of the transactions referred to in paragraph A of Article FIFTEENTH of the Company’s Certificate of Incorporation, which transaction was not approved by the Board of Directors of the Company in accordance with paragraph B of said Article FIFTEENTH, Employee may, at his sole election, terminate his service to the Company hereunder for any reason (or for no reason) at any time after the consummation of any such unapproved transaction by giving the Company at least thirty (30) days prior written notice. If Employee voluntarily terminates such service: (i) he shall be paid, upon termination, an amount equal to the total compensation (base annual compensation and incentive compensation) earned in the fiscal year immediately preceding the fiscal year in which such termination occurs, times two; and (ii) all options Employee has to purchase stock under the Company’s Stock Option Plan and to exercise SARs granted to Employee will be immediately accelerated and vested in Employee. In addition, the Agreement Not to Compete set forth in paragraph 4 below and any provision relating to non-competition applicable to Employee’s right to receive retirement benefits under the Company’s Executive Financial Security Plan shall be deemed waived by the Company.

(b) In the event Employee’s service is terminated by reason other than (i) cause, or (ii) the transactions referred to in subparagraph (a) above, Employee shall be paid an amount equal to the total compensation earned in the fiscal year immediately preceding the fiscal year in which such termination occurs. For the purpose of this subparagraph (b), “cause” shall mean any action involving willful malfeasance or gross negligence or gross non-feasance.

4.	Agreement Not to Compete

The Employee agrees that in the event his employment with the Company is terminated for any reason whatsoever other than because of his death, or early termination pursuant to paragraph 3(a) above, Employee shall not, for a period of two (2) years after the date of such termination of employment, directly or indirectly, carry on or conduct, within the States of Texas, California, Louisiana, Oklahoma and Virginia or other trade areas in which the Company or its subsidiaries or affiliates then operate or conduct business, in competition with the

Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged. Employee agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he shall then own ten percent (10%) or more of any class of stock. The provisions of this paragraph 4 shall supersede any and all non-compete provisions contained in any and all other agreements which have been entered into between Employee and the Company and shall survive the termination of this Agreement.

The Employee agrees that in the event of a breach of the terms and conditions of this paragraph 4 by the Employee, the Company shall be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Employee, to obtain damages for any such breach, or to enjoin Employee from performing services for any competitor of the Company in violation hereof during the period for which the Employee has agreed herein not to compete with the Company after the termination of his employment with the Company.

5.	Successors and Assigns: Modifications

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement shall not be modified, changed or in any way amended except by instrument in writing executed by the parties hereto.

TEXAS INDUSTRIES, INC.
ATTEST:

By	/s/ Robert C. Moore	By	/s/ James M. Hoak
	Secretary		James M. Hoak, Chairman
Compensation Committee of the
Board of Directors

EMPLOYEE:

		By	/s/ M.G. Brekhus
Mel G. Brekhus

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